UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2006

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

The last sentence of Item 7.01 below is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The company has filed suit against Mars, Incorporated and S&M Nutec LLC in the United States District Court for the District of Kansas.  The complaint alleges that Mars has committed tortious interference with contract.  S&M Nutec is charged with breach of contract.  Both parties are charged with misappropriation of trade secrets and infringement of the company’s ‘152 patent.  The company seeks damages and injunctive relief from both parties.

Mars and S&M NuTec have taken the position that a “new” formula which Mars claims to have developed for use by S&M Nutec in the production of dog chews is not covered by the company’s patent and is not subject to an existing supply agreement between the company and S&M Nutec. The company disputes these claims. The company believes that Mars gained access to confidential information about the company’s work inappropriately and that Mars’ “new” formulation is based on that work.

The company’s sales to S&M Nutec represented approximately 6% of  its total sales for the nine months ended March 31, 2006.  During the fourth quarter,  the company’s sales to S&M Nutec declined significantly and the company has received no orders from S&M Nutec since approximately the end of May.  However, the fourth quarter decline in orders had no material effect on the company’s previously announced expectations for the quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: July 31, 2006	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk Chief Operating Officer